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                                                                   Exhibit d(37)



                      SUB-INVESTMENT MANAGEMENT AGREEMENT

                                     AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                    INDEPENDENCE INVESTMENT ASSOCIATES, INC.

                                      AND

                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                      SUB-INVESTMENT MANAGEMENT AGREEMENT

   AGREEMENT made as of the ___ day of August, 1999, by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Series"), Independence Investment Associates, Inc., a Delaware corporation ("Sub-Manager"), and John Hancock Mutual Life Insurance Company, a Massachusetts corporation ("JHMLICO").

   WHEREAS, the Series is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

   WHEREAS, JHMLICO and Sub-Manager are engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

   WHEREAS, the Series is authorized to issue shares of capital stock in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

   WHEREAS, the Series offers shares in several classes, one of which is designated as the Mid Cap Blend Portfolio, (together with all other classes established by the Series, the "Portfolios"), each of which pursues its investment objectives through separate investment policies; and

   WHEREAS, the Series has retained JHMLICO to render investment management services to the Series pursuant to an Investment Management Agreement dated as of July 28, 1999 (the "Investment Management Agreement"), pursuant to which it may contract with Sub-Manager as provided for herein;

   NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1. APPOINTMENT OF SUB-MANAGER

   (a)  Subject Portfolio.  Sub-Manager is hereby appointed and Sub-Manager
        -----------------
hereby accepts the appointment to act as investment adviser and manager to the Mid Cap Blend Portfolio (the "Subject Portfolio"), effective August ___, 1999, for the period and on the terms herein set forth, for the compensation herein provided.

   (b)  Additional Subject Portfolios.  In the event that the Series and JHMLICO
        -----------------------------
desire to retain Sub-Manager to render investment advisory services hereunder for any other Portfolio, they shall so notify Sub-Manager in writing. If it is willing to render such services, Sub-Manager shall notify the Series in writing, whereupon such Portfolio shall become a Subject Portfolio hereunder.
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   (c)  Independent Contractor.  Sub-Manager shall for all purposes herein be
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deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Series.

2.  PROVISION OF INVESTMENT MANAGEMENT SERVICES.

   Sub-Manager will provide for the Subject Portfolio a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Portfolio, as furnished to Sub-Manager by JHMLICO in writing from time to time. Sub-Manager will manage the investment and reinvestment of the assets in the Subject Portfolio, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Board of Trustees of the Series, JHMLICO and, as in effect from time to time, the provisions of the Series' Declaration of Trust, Bylaws, prospectus, statement of additional information (all as furnished to Sub-Manager by JHMLICO in writing from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions, all as delivered to Sub-Manager in writing by JHMLICO or the Series from time to time).

   Sub-Manager will have investment discretion with respect to the Subject Portfolio and will, at its own expense:
       (a) upon request, advise the Series in connection with investment decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Portfolio and furnish the Series with research, economic and statistical data in connection with said Portfolio's investments and investment policies;
       (b) submit such reports relating to the valuation of the Subject Portfolio's securities as the Series' Board of Trustees may reasonably request;
       (c) place orders for purchases and sales of portfolio investments for the Subject Portfolio;
       (d) maintain and preserve the records relating to its activities hereunder, including those records required by the 1940 Act to be maintained by it and preserved by the Series, to the extent not maintained by the Series' custodian, transfer agent or JHMLICO; and
       (e) subject to its receipt of all necessary voting materials, in its discretion, as it deems advisable in the best interests of the Subject Portfolio, vote any or all proxies with respect to investments of the Subject Portfolio in accordance with Sub-Manager's proxy voting policy as most recently provided to JHMLICO.

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   The Series and JHMLICO will provide timely information to the Sub-Manager regarding such matters as purchases and redemptions of shares in the Subject Portfolio and the cash requirements of, and cash available for investment in, the Portfolio, and all information (including, without limitation, reports concerning the classification of Portfolio securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations Section 1.817) as may be reasonably necessary or appropriate in order for the Sub-Manager to perform its responsibilities hereunder. On its own initiative, the Sub-Manager will apprise JHMLICO and the Series of important developments materially affecting the Subject Portfolio and will furnish JHMLICO and the Series' Board of Trustees from time to time such information as is appropriate for this purpose.

3. ALLOCATION OF EXPENSES.

   Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Series specifically agrees, without limitation, to assume the expense of:

   (i) brokerage commissions for transactions in the portfolio investments of the Series and similar fees, charges and expenses incurred in connection with the acquisition, disposition, lending or borrowing of such portfolio investments;

   (ii) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Series to federal, state or other governmental agencies; and

   (iii)  interest payable on the Series' borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Series and JHMLICO in the Investment Management Agreement or any other agreement to which they are parties.

4. SUB-ADVISORY FEES.

   For all of the services rendered as herein provided, JHMLICO shall pay to the Sub-Manager a fee (for payment of which the Series shall have no obligation or liability), based on the Current Net Assets of the Subject Portfolio, as set forth in Schedule I attached hereto and made a part hereof. The fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Portfolio during any calendar month, the fee with respect to such Portfolio accrued to termination shall be paid promptly following such termination.

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   "Current Net Assets" of the Subject Portfolio for purposes of computing the amount of advisory fee accrued for any day shall mean the Portfolio's net assets as of the most recent preceding day for which the Subject Portfolio's net assets were computed.

5. PORTFOLIO TRANSACTIONS.

   In connection with the investment and reinvestment of the assets of the Subject Portfolio, the Sub-Manager is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio and to use its best efforts to obtain best execution with respect to all such purchases and sales of portfolio securities for said Portfolio. The Sub-Manager shall maintain records reasonably adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Portfolio and its shareholders, the Sub-Manager shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Portfolio or to the Sub Manager, and who charge a higher commission rate to the Subject Portfolio than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Manager shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

   The fees payable to the Sub-Manager by JHMLICO hereunder shall be reduced by any tender offer solicitation fees or similar payments received by the Sub-Manager, in connection with the tender of investments of any Portfolio (less direct expenses incurred by the Sub-Manager in connection with obtaining such fees or payments), to the extent not otherwise paid or credited to the Portfolio.

6. INFORMATION, RECORDS, AND CONFIDENTIALITY.

   The Series shall own and control all records maintained hereunder by the Sub-Manager on the Series' behalf and, in the event of termination of this Agreement with respect to any Portfolio for any reason, all records (or true and complete copies thereof) relating to that Portfolio shall be promptly returned to the Series, free from any claim or retention of rights by the Sub-Manager. The Sub-Manager also agrees, upon request of the Series, promptly to surrender such books and records or, at its expense, copies thereof, to the Series or make such books and records available for inspection by representatives of regulatory authorities or other persons reasonably designated by the

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Series. The Sub-Manager further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to, Rules 31a-1 and 31a-2 and to supply all information in its possession or reasonably available to it, requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with.

   The Sub-Manager shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only (i) to John Hancock Mutual Life Insurance Company, or to any other person or entity that directly or indirectly owns all or substantially all of the Sub-Manager's capital stock; (ii) if the Series or JHMLICO has authorized such disclosure, or (iii) if such disclosure is expressly required by applicable federal or state regulatory authorities or court proceedings.

   The Sub-Manager shall supply the Board of Trustees and officers of the Series and JHMLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to it.

7. LIABILITY; STANDARD OF CARE.

   No provision of this Agreement shall be deemed to protect the Sub-Manager or JHMLICO against any liability to the Series or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement, as applicable. Nor shall any provision hereof be deemed to protect any trustee or officer of the Series against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance his duties or the reckless disregard of his obligations and duties. Sub-Manager shall employ only qualified personnel to manage the Subject Portfolio; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement (provided that copies of any applicable investment restrictions imposed by state insurance laws and regulations shall be furnished to Sub-Manager by JHMLICO); shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Portfolio and with the provisions of the Series' Declaration of Trust, Bylaws, prospectus and statement of additional information, all as furnished to Sub-Manager by JHMLICO in writing from time to time; shall manage the Subject Portfolio (subject to the receipt of, and based upon the information contained in, periodic reports from JHMLICO or the custodian concerning the classification of Portfolio

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securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act in its management of the Subject Portfolio in the best interests of the Series, subject however to its duties to other clients as described in Section 9 below; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Sub-Manager shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

8. DURATION AND TERMINATION OF THIS AGREEMENT.

   (a)  Duration.  This Agreement shall become effective with respect to the Mid
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Cap Blend Portfolio on the date set forth in Section 1(a) hereof and, with respect to any additional Subject Portfolio, on the date of receipt by the Series of notice from the Sub-Manager in accordance with Paragraph 1(b) hereof that it is willing to serve with respect to such Portfolio. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the initial Subject Portfolio and, with respect to each additional Subject Portfolio, until two years following the date on which such Portfolio becomes a Subject Portfolio hereunder, and shall continue in full force and effect thereafter with respect to each Subject Portfolio so long as such continuance with respect to any such Portfolio is approved at least annually (a) by either the Board of Trustees of the Series or by vote of a majority of the outstanding voting shares of such Portfolio, and
(b) in either event by the vote of a majority of the trustees of the Series who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

   Any approval of this Agreement by the holders of a majority of the outstanding shares of any Subject Portfolio shall be effective to continue this Agreement with respect to any such Portfolio notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Portfolio affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Series, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

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   (b)  Termination.  This Agreement may be terminated with respect to any
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Subject Portfolio at any time, without payment of any penalty, by the Series pursuant to a vote of the trustees of the Series or a vote of a majority of the outstanding shares of such Portfolio, which termination shall be effective immediately upon delivery of notice thereof to the Sub-Manager and JHMLICO. This Agreement may be terminated, by the Sub-Manager on at least sixty days' prior written notice to the Series and JHMLICO, or by JHMLICO on at least sixty days' prior written notice to the Series and the Sub-Manager. Transactions already entered into by the Sub-Manager but not yet settled at the time of any such termination shall settle for the account of the Series.

   (c)  Automatic Termination.  This Agreement shall automatically and
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immediately terminate in the event of its assignment or if the Investment
Management Agreement is terminated.

9.  SERVICES NOT EXCLUSIVE.

   The services of the Sub-Manager to the Series are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Manager and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

   Nothing in this Agreement shall limit or restrict the Sub-Manager or any of its officers, affiliates or employees from buying, selling or trading in any securities for its or their own accounts; provided, however, that no such person shall purchase securities from or sell securities to the Subject Portfolio except as permitted under applicable laws and regulations, including without limitation the 1940 Act and the Investment Advisers Act of 1940, and the rules and regulations thereunder. The Series acknowledges that the Sub-Manager and its officers, affiliates and employees, and its and their other clients, may at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of under this Agreement. The Sub-Manager shall have no obligation to acquire for the Subject Portfolio a position in any investment which the Sub-Manager, its officers, affiliates or employees may acquire for their own accounts or for the accounts of another client, if in the sole discretion of the Sub-Manager it is not feasible or desirable to do so.

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10. AVOIDANCE OF INCONSISTENT POSITION.

   In connection with the purchase and sale of portfolio securities of the Subject Portfolio, the Sub-Manager and its directors, officers and employees will not act as principal or agent or receive any commission, except as may be permitted under applicable laws and regulations and the policies and procedures of the Series in effect from time to time. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Portfolio with those for other accounts managed by the Sub-Manager or its affiliates, if orders are allocated in a manner deemed equitable by Sub-Manager among the accounts and at a price approximately averaged.

11. AMENDMENT.

   No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by a duly authorized officer of the party or parties intending to be bound thereby. No amendment of this Agreement shall be effective with respect to any Portfolio until approved specifically by (a) the Board of Trustees of the Series, or by vote of a majority of the outstanding shares of that Portfolio, and (b) by vote of a majority of those Trustees of the Series who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12. LIMITATION OF LIABILITY.

   It is expressly agreed that the obligations of the Series hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Series personally, but only bind the trust property of the Series, as provided in the Series' Declaration of Trust.

13. GOVERNING LAW.

   This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

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14.  NOTICES.

   Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission (provided that any notice delivered by facsimile shall be followed promptly by a duplicate notice delivered by another permitted method of delivery), by hand or by commercial overnight delivery service, addressed as follows:

   SUB-MANAGER:     Independence Investment Associates, Inc.
                    53 State Street
                    Boston, MA  02109
                    Attention:  President
                    Fax #:  617-228-8895

   JHMLICO:         John Hancock Mutual Life Insurance Company
                    200 Clarendon Street
                    P.O. Box 111
                    Boston, MA  02117
                    Attention:  Raymond F. Skiba
                    Fax #:  617-375-4835

   SERIES:          John Hancock Variable Series Trust I
                    200 Clarendon Street
                    P.O. Box 111
                    Boston, MA  02117
                    Attention:  Raymond F. Skiba
                    Fax #:  617-375-4835


15.  ASSIGNMENT.

   This Agreement may not be assigned by any party, either in whole or in part.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

                              JOHN HANCOCK VARIABLE SERIES TRUST I

                              By:
                                 --------------------------
                              Title: Chairman and CEO

                              JOHN HANCOCK MUTUAL LIFE INSURANCE
                              COMPANY

                              By:
                                 ---------------------------
                              Title: Vice President

                              INDEPENDENCE INVESTMENT
                              ASSOCIATES, INC.

                              By:
                                 ---------------------------
                              Title:


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                                   SCHEDULE I

                                      FEES
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      Current Net Assets Under Management  Sub-Advisory Fee
      -----------------------------------  ----------------


      On the first $250,000,000            40 basis points (0.40 %) per annum

      On the next $250,000,000             35 basis points (0.35 %) per annum

      On amounts over $500,000,000         30 basis points (0.30 %) per annum


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